Exhibit 99.4


For Immediate Release:      Contact: Michael D. Ketcham
                                     Executive Vice President, CFO and Treasurer
                                     (703) 610-1400
                                     Email: mike.ketcham@wmfg.com

                    WMF Group Announces Recapitalization Plan

VIENNA, Va., Oct. 21, 1998 * The WMF Group, Ltd. (the "Company") today announced a $30 million recapitalization plan which will include the sale of up to six million additional shares of common stock to the Company's existing shareholders and option holders at $5 per share and the retirement of $20 million of subordinated debt and related warrants issued in September.

The majority shareholders of the Company, Harvard Private Capital Holdings, Inc. and Capricorn Investors II, L.P., have agreed to purchase up to five million of the shares to be offered, with the purchase of approximately four million of those shares to be completed before year-end. Other shareholders will be offered the right to purchase shares in a rights offering to be completed in the first quarter of 1999. Harvard and Capricorn have agreed to purchase up to one million of any shares not subscribed for in that offering. Other significant shareholders, including certain of the Company's independent directors, also have expressed interest in purchasing unsubscribed shares. No record date for the distribution of rights has been set. As part of the plan, the Company expects to retire the $20 million of subordinated debt issued in September and cancel the related warrants. The transactions are subject to the fulfillment of certain conditions, including satisfactory arrangements with the Company's senior lenders and the implementation of certain expense reduction initiatives as discussed below.

The Company also announced today that it has approved the immediate implementation of a broad expense reduction program, including a reduction of approximately 15% of the Company's workforce, and the decrease of general and administrative expenses throughout the Company. This program is expected to result in annual cost savings of at least $5 million which will be realized beginning in the first quarter of 1999.

This announcement is not an offer to sell or a solicitation of offers to buy any security of the Company, nor shall there be any sale of any security of the Company in any jurisdiction where such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction. The rights offering will be made only by means of a prospectus to be issued by the Company.

The Company (NASDAQ: "WMFG") headquartered in Vienna, Va., is one of the largest commercial mortgage financial services companies in the country, as measured by servicing portfolio size, according to a survey published by the Mortgage Bankers Association of America. As the nation's largest originator of Fannie Mae and FHA-insured multifamily and health care loans, WMF Group has originated more than $7 billion in conventional and FHA-insured multifamily and commercial loans since 1993, and currently has a servicing portfolio of approximately $11.5 billion.

Note: This press release contains "forward-looking statements"' within the meaning of federal securities law. These forward-looking statements include, among others, statements concerning transactions currently under negotiation or anticipated, the Company's outlook for future periods; business strategies and their anticipated results; and similar statements concerning anticipated future events and expectations that are not historical facts. The forward-looking statements in this press release speak only as of the date hereof and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those expressed in or implied by the statements, including the inability to consummate transactions under negotiation or anticipated, inability to negotiate waivers of existing defaults under its lines of credit and modifications to those lines, the inability to raise additional capital on favorable terms or at all, adverse industry and economic conditions generally, adverse changes in interest rates, the secondary mortgage market or in assets securing mortgages, and the failure of hedges to reduce interest rate risk effectively, as well as the risks identified in the Company's filings with the Securities and Exchange Commission, including the Company's Information Statement/Prospectus filed on November 5, 1997.